Exhibit 99.2

Bakers Footwear Group, Inc.

Second Quarter Fiscal 2006 Results Conference Call Transcript

September 8, 2006

Operator: Please stand by, we are about to begin. Good day ladies and gentlemen. Thank you for standing by. Welcome to the Bakers Footwear Group's Second Quarter 2006 Earnings Conference Call. Today's call is being recorded. At this time all participants are in a listen-only mode. Following the presentation we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for questions.

I would now like to turn the conference over to Miss Allison Malkin with ICR. Please go ahead.

Allison Malkin: Thank you. Good morning.

Before we begin, I'd like to remind everyone that this conference call contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Bakers Footwear has no duty to update such statements. Actual future events and circumstances could differ from those set forth in this conference call due to various factors. Factors that could cause these conditions not to be satisfied include material changes in capital market conditions or in Bakers Footwear business, prospects, results of operations or financial conditions, and other risks and uncertainties including those detailed in the company's filings with the SEC.

And with that, I'd like to turn the call over to Bakers' Chairman and CEO, Peter Edison.

Peter Edison: Thanks Allison. Good morning everyone and thank you for joining us to discuss our second quarter and first half fiscal 2006 results. With me today is our President, Michele Bergerac, and Larry Spanley, our CFO. For this morning's call I'll provide an overview of our results and update you as to our strategies for the remainder of the year. Following this, Michele will highlight our second quarter sales in more detail, and then Larry will review our financials. Following my closing remarks we will open the call to answer the questions you have for us today.

Clearly, we were disappointed with our second quarter results. Sales of sandals did not build the momentum as they typically do during the summer season and as a result we incurred significant markdowns to clear seasonal inventory. The good news is that we begin the third quarter having identified a number of new trends for fall that are reinvigorating interest. We are encouraged by the initial response to our fall assortments and believe that our merchandise offering is resonating well with our core customers.

Second quarter net sales increased 4.3% to $47.2 million. This increase was driven by 33 new store openings since the second quarter of last year and was partially offset by a 6.4% decline in comparable store sales which compares to a 12.7% rise in comparable store sales in the second quarter of last year. Net loss was $1 million or $0.16 per share. This compares to net income of $1.2 million or $0.19 per diluted share in the second quarter of 2005. For the first half, net sales rose by 7.5% to $97 million and the net loss was $400,000, or $0.06 per share, compared to net income of $3.1 million or $0.51 per diluted share for the first half of 2005.

While the first half of the year did not meet our expectations we believe that our current and upcoming offerings position us for improved sales performance in the second half of the year. In fact, as we begin the third quarter we are encouraged that there's an abundance of new trends for us to interpret for our customers. Our 2006 store expansion plans remain on track and new stores are continuing to perform well. And finally, we are building the Bakers brand as we utilize our catalog to increase brand awareness and heighten demand for our footwear and accessories. Regarding fall merchandise early reads on closed-toe pumps, flats, platforms, peep-toe dress shoes and a variety of boot styles are good. As I mentioned earlier, we believe that these fresh looks in addition to some new color stories will spark excitement among our fashion conscious customers.

We also continue to execute our store expansion and remodel programs with good results. During the second quarter, we opened four new Bakers stores and remodeled four stores into our new format. At quarter end we operated 247 stores with 143 stores or 65% of our Bakers locations in our new format. These stores operate at higher sales levels with net sales averaging approximately $1 million per store versus approximately $670,000 per older format stores. We expect to open 33 to 34 new stores and remodel approximately 15 stores this year. Over 70% of our Bakers store base will be in our new format at fiscal year-end.

We also continue to emphasize and benefit from our Bakers catalog and website. Our catalog is proving to be a powerful marketing tool as we showcase our products to current and new customers, thereby broadening awareness and loyalty to our brand, as well as driving more customers to our website and to our stores. We delivered our first two catalogs to approximately 400,000 households in March and again in May and we are encouraged by the favorable response. In August, we delivered our fall catalog to 500,000 households and we plan to mail an additional catalog this year sometime in November. Our Internet and catalog sales generated strong growth in the quarter, increasing 136% from the prior year.

Following the quarter end, we amended our credit facility with Bank of America, increasing our maximum credit limit to $40 million from $25 million and extending the maturity by two years to August 31st, 2010. The amended credit agreement provides us with increased financial flexibility and lengthens the maturity on our short-term debt by two years. We believe that this agreement is a reflection of our growth to-date and better positions us to provide the working capital we need to capitalize on the expansion opportunities that exist for our company.

In summary, we are enthusiastic about our fall product offerings. We believe we are appropriately assorted to capitalize on several emerging trends in footwear and expect to further our growth with the expansion of our store base and catalog. All of this has us poised for improved sales performance during the balance of the year.

Now, I would like to turn the call over to Michele to provide additional sales highlights.

Michele Bergerac: Thanks Peter. Good morning everyone.

Sandals represent a major portion of our spring and summer business and therefore softness in the sandal category created significant pressure on our sales. Despite this, we did experience strong results for closed casual as well as dress footwear and we expect to capitalize on this trend in the fall and holiday season. During the second quarter, our average unit retail price has increased 5% over the second quarter of 2005. Total unit sales decreased 1.1% from the second quarter of 2005. Our Internet and catalog sales grew to [$]1.6 million for the quarter, up 136% over the comparable quarter.

As we begin the third quarter, we believe our sales performance will improve given the number of new footwear trends across a variety of categories. In fact boots, closed-toe casuals and dress shoes are all building in momentum which bodes well for the upcoming season. Going forward, we have adjusted our inventory planning by planning more conservatively in chasing good business to mitigate some of the fashion risk inherent in our business. We will also focus on consistently offering freshness in our assortments and will continue to provide our customers the most up-to-date fashion footwear trends that they desire.

Now, I'd like to turn the call over to Larry to highlight our second quarter results in more detail. Larry.

Larry Spanley: Thanks Michele. Excuse me. For the [second] quarter net sales rose 4.3% to $47.2 million compared to $45.3 million for the second quarter last year. The increase in net sales reflects operating 22 net additional stores, partially offset by a comparable store sales decrease of 6.4%. This compares to a 12.7% comp store sales increase in the second quarter of fiscal 2005.

Gross profit for the quarter was $13.5 million or 28.6% of net sales compared to gross profit of $15 million or 33.1% of net sales in the second quarter last year. Gross profit declined due to higher markdowns related to the softness of sandal demand and our inability to leverage buying and occupancy costs.

Selling expenses were $10.7 million or 22.6% of net sales compared to $9.1 million or 20.2% of net sales in the second quarter last year. The increase in selling expenses was primarily due to higher store depreciation costs and payroll associated with new and remodeled stores.

General and administrative expenses were $4.2 million or 8.9% of [net sales], compared to $3.8 million or 8.4% of net sales in the second quarter last year. The increase was driven by payroll costs. As a result, operating loss was $1.5 million as compared to an operating income of $2 million in the same period last year.

[...] The net loss for the second quarter was $1 million or $0.16 per share including $0.02 per share related to stock based compensation expense on [6.5] million weighted average shares outstanding. This compares to net income of $1.2 million or $0.19 per diluted share on 6.4 million weighted average shares outstanding in the second quarter of 2005.

For the first half net sales rose 7.5% to $97 million compared to $90.2 million for the first half of last year. Comparable store sales decreased 3.6%. This compares to a 10.1% comp store sales increase in the first half of fiscal 2005. Operating loss was $300,000 as compared to operating income of $5.1 million in the same period last year. Net loss for the first half was $400,000 or $0.06 per share, including $0.04 per share related to stock-based compensation expense. This compares to net income of $3.1 million or $0.51 per diluted share last year.

Turning to key balance sheet highlights; for the second quarter ending July 29th, 2006, cash totaled $192,000 compared to $2.4 million on July 30th, 2005. At the end of the second quarter, our balance on our revolving credit agreement was $8 million versus no balance at July 30th, 2005. The 2005 cash balance includes the proceeds from our April 2005 private placement. Inventory at the end of the second quarter totaled $26.3 million as compared to $21.5 million on July 30th, 2005. The rise in inventory was primarily due to an additional [$]2.8 million in cost inventory for 33 new stores opened since the second quarter last year, and [$0.6] million in additional inventory for our web store reflecting the increase on our web store volume during the quarter.

Capital expenditures in the first half of 2006 were [$]10.7 million, the same as in the first half of 2005. For all of fiscal 2006, we currently expect capital expenditures to be approximately $20 million.

And now, I'd like to turn the call over [to] Peter for closing remarks.

Peter Edison: Thanks Larry. In conclusion, we're very glad that the sandal season is behind us and equally encouraged about our prospects for the balance of the year. We believe that our initiatives and merchandising and marketing have us poised for improved sales performance going forward with additional plans in place to mitigate the fashion risks. While we are only part way into the season, we're pleased with the initial reaction to our fall lines. It appears to be a wonderful fashion inning. This, in addition to our store expansion and brand building initiatives through our catalog and Internet businesses, place us in a good position as we begin the second half of the year.

Now, I'd like to turn the call over to the operator to begin the question and answer portion of the call.

Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question today, you may do so by pressing the star key, followed by the digit one, on your touch-tone phone. If you are using a speakerphone, we do ask that you turn your mute function off to allow your signal to reach our equipment. Again, that is star, one for your questions today and we'll pause for a moment to assemble the queue.

And we'll take our first question from Margaret Whitfield at Ryan Beck.

Margaret Whitfield: Thank you.

Peter Edison: Hi, Margaret.

Margaret Whitfield: I was wondering if you could comment whether comps have turned up so far this quarter since you're close to halfway through the period?

Peter Edison: Margaret, what we've said is that business has improved from the middle of August and I really would keep it at that. I think that the message you get from that is that the first couple of weeks in August continued very soft but that we are emphatic in saying it has improved from that point on without giving any specific numbers for the total period.

Margaret Whitfield: And I know you were doing some testing on certain styles of boots and other fall fashions, what did that test reveal in terms of your plans for reordering product?

Peter Edison: Well, I mean we have tremendous trends as I have said before and I shall say again, we're having strong double-digit increases in all of our closed footwear. That has been going on for a long time and that obviously leads you to tremendous opportunities and what's helping our comps is that the percentage of opened up footwear that you sell has gone from 70% to you know, under 30% now and will continue down to under 10% as we get further into the season.

Margaret Whitfield: Boots I know were significant last year; are you planning the same percentage of your mix to be boots this season?

Peter Edison: We're planning it off slightly but that gives us plenty of opportunity to react. I think one of the things that Michele said that's very important is that we felt that the spring season the biggest mistake we made was buying too aggressively for the season and planning too big of an increase and we've adjusted that philosophy to buying more conservatively up front and chase more and I think that you will see that possibly in our boot business as well.

Margaret Whitfield: And finally, given the issues of the sandal season, what are your thoughts for the spring '07 business, Peter? How do you see that unfolding?

Peter Edison: Well in total, we feel obviously really good about it. We think there are tremendous closed footwear opportunities in the first quarter because that's a natural time of the year for those kinds of products, and without saying how, obviously we feel like our second quarter figures are very soft and therefore we ought to be able to execute better. And no matter what you say about sales there [are] many [...] hundreds of basis points of margin that we should be able to recapture next year if we simply execute an appropriate sales plan compared to our inventory levels next year.

Michele Bergerac: Margaret, I would add one piece to this. You know, we talk a lot about how tough our sandal business was but within that statement we did millions of dollars of sandal business. And coming on to the back end of the summer we have tested as we always do new product for next year for holiday going into 2007 and we have identified a number of opened up opportunities, you know in dress shoes, in tailored and casual sandals that we believe in going forward. We just think they have to look different than what we carried this year so they're new evolutions of old fashioned sandals.

Margaret Whitfield: Okay, thank you.

Peter Edison: Thanks Margaret.

Operator: We'll take our next question from Heather Boksen from Sidoti & Company.

Heather Boksen: Good morning. Can you say roughly how much of the current inventory position at the end of the second quarter remains in sandal product and if you're comfortable that the markdowns in place that you have on that stuff is appropriate I guess to move that product?

Peter Edison: Yes. Heather, at the end of August which is what I have because we did a lot of clearance activity in the month of August on sandals, but we did reflect that financially in the second quarter even though we did the lot of the markdowns in August. At the end of August, sandals were 15.1% of the inventory that is casual, dress and tailored sandals which are three big categories, compared to 14.3% last year, but we have an incremental markdown reserve that we have placed on our books that would bring that number down to 12.9% if it were all to be applied to sandals. And clearly, we think that that's appropriate and so from a financial point of view, it's really more like 12.9% versus 14.3% last year.

Heather Boksen: Okay, so you think, and you accounted for all those markdowns that you took in August in the July quarter end?

Peter Edison: Absolutely.

Heather Boksen: Okay. And just maybe Michele can touch on this; you talked about your, you liked the boot trend, that I know you're planning the inventory a little more conservatively, can you talk maybe a little more specifically about what you're seeing for boots this year versus last year?

Michele Bergerac: Sure. I guess the good news, just in terms of minimizing risk and planning margins is that some of the categories that are repeat categories are good again, it came out of the box very strong. We sell a lot of classic stretch dressy boots that are very high margin that we can react at the last minute, put them on an airplane if we need more inventory and those are good again. That's one piece of it. We have a couple of new categories of fashion boots that are more complementary, I would say, to slim jeans and so on and those are coming in now. We're getting really good results on those. And we're also selling a fair amount of short boots; we call them shooties. I'm not sure that everyone uses the same term but we're selling a fair amount of that category of boots as well.

Heather Boksen: What's the price point on the short boot, roughly?

Michele Bergerac: Not low enough to worry you know. There, some of them that we're checking now are over $100, but we're in the, I would say [$]89 to $129 range and they’re turning very nicely.

Heather Boksen: And just lastly, two housekeeping questions. One, how many closures are you planning, for these store closures, are you planning now for the year?

Larry Spanley: Well, we have I think based on what we've got, I think we've got two more to close the rest of this fiscal year. I don't know the exact number that we've closed year-to-date so far, but...

Heather Boksen: Okay. And lastly, the diluted share count went down versus the first quarter of this year, what is that a function of?

Larry Spanley: That's basically just a function of the weighted average calculations.

Heather Boksen: Okay. All right, thank you, guys.

Larry Spanley: And also when you have a loss you don't use diluted shares, you use basic shares.

Heather Boksen: All right, thanks.

Operator: We'll take our next question from Ronald Bookbinder with Sterne, Agee.

Ronald Bookbinder: Good morning.

Peter Edison: Good morning Ron.

Ronald Bookbinder: On the inventory write down for the sandals, I think you took, what, a million in Q1, was it about 700,000 in Q2?

Peter Edison: Well, I'm not sure what you mean when you say -- what we did in Q1 was an extra million dollar reserve I think is what you're referring to. This year in the second quarter it's an extra $2 million reserve.

Ronald Bookbinder: Oh you took a 2 million.

Peter Edison: At retail. That's at cost is more like [$]700,000 so you're correct.

Ronald Bookbinder: Okay. And Michele, when you talk about being more conservative on the boots and on the buying, how does freight offset getting full margin? Do you expect gross margin to then increase because you won't be having any markdowns and that will offset any airfreight?

Michele Bergerac: I'm not sure I understand the question, but I will try to address it. We rate -- well we do two things with our boots. One is obviously from the amount of boot business we do, we have to make our bed in some areas, so there have been a number of orders out there for a long time but we leave a few million dollars open until we see the whites of their eyes. Those items typically, would be a combination of factory space we have reserved and things that happily caught us by surprise that we layer on top and in some cases those may have to be flown. We have a history, so it's built into the last year numbers and the year before that, of flying fourth quarter base because we have no middleman, we're not branded, we can afford to do that. So, I'm not sure if I'm answering your question.

Peter Edison: Can I only add one thing, we don't fly them unless we think they're going to sell at full price and when you net that against full price markups, you have a higher than average margin on goods that are flown.

Ronald Bookbinder: No, that answers my question. Peter, when you were at WSA, when looking at sandal product for next spring, were the looks that much different from this year that you could see a replenishment in sandals for women next year?

Peter Edison: I think Michele should answer that.

Michele Bergerac: Yeah. I would say that, I would go back to my statement before which is that sandals have to look very different and we think we have a lot of product that we will, we have filtered a little bit into the southern stores right now, and we will deliver quite a presentation in November and December in our southern stores that really doesn't have the same faces or the same constructions that you've seen before. We have parts of the country that still sell traditional sandals very well, for example, the southwest and so there is some good replenishment, high margin business there to be had.

Ronald Bookbinder: And then, once again, going back to what comps could look like going forward; I know you don’t give guidance, but in the press release you stated three times that the fall is going very well. Do you see units being positive or is it going to be driven by AURs or is it a combination? How do you see the third quarter and could we actually see a positive comp for the quarter.

Peter Edison: The increases that we might have would be driven by average unit retails. Again, average unit retails are up in almost every category, I think they are up in every category and so that puts us in position to get comp increases with flat unit sales. The only thing I would say about comps is that along we’re seeing double digit increases in closed footwear sales and we have for a long time, offset by double digit declines in sandals. A percentage of sandal business continues to drop in our stores. You know, I don’t have a crystal ball but if that continues in the same way then clearly, you could see comp increases for the fall season. So, we are hopeful that without promising a thing, I’ll just give you the information that we have.

Ronald Bookbinder: Okay, thank you Peter.

Peter Edison: Thanks Ron.

Operator: And we’ll take our next question from RJ Hottovy from Next Generation Equity Research.

RJ Hottovy: Thanks guys.

Peter Edison: Hi RJ.

RJ Hottovy: First question I had, Peter, was I know you talked about testing some alternate real estate options, namely strip centers and I was wondering if we could get an update as to this test.

Peter Edison: Yeah, they haven’t opened yet. I would say strip centers is a little degrading of a term in the sense that they are really more like what we call lifestyle centers which is probably a strip center with a more upscale name to it and better planting of trees and prettier environment, but we have about three stores this fall that are opening in lifestyle centers. Two of them have at least one department store, one of them has no department stores which is a first for us but we were impressed with their assortment of young fashion retailers because most of those centers have had more matronly retailers and we haven’t wanted to go there because of that. But none of them have opened yet so they really open up, those centers open up almost all of them in October. So, at the next call we’ll have some news.

RJ Hottovy: Okay. The second question I had, just in general, I was hoping to get a sense for the back to school trends that you’re seeing out there. Namely with the younger women’s footwear, if there’s anything, any marked trends that you’re seeing out there.

Michele Bergerac: I am actually glad you asked because we’re talking a lot about boots and we have some other really good things going on that and it’s like my children are being ignored. One of the things we continue to stress is the strength of our closed casual business; that’s a couple of different categories. One of them is flats, casual flats, ballerinas, that kind of footwear is very strong for us. We had a really good back to school with fashion canvas and we see that translating into heavier materials as we go through the fall season. We also see that kind of footwear not just selling to teens. It’s really not an age issue, it’s more of a fashion lifestyle issue where we’re seeing, you know, fashion conscious women, they’re older picking up what has historically been thought of as a teenager shoe like a Rocket Dog[®] or something like that, and they are accessorizing their outfits with the funky canvas kind of footwear. So, both of those were very strong for us for back to school. We’re also having, which is always really nice from a margin perspective, some accessory items showing there, had very strong again. Headbands are red, red hot and belts have made a big comeback.

RJ Hottovy: There has also been some evidence out there that the back to school season is being extended into the, you know, into a few of the weeks into September. Are you guys seeing the same kind of trends?

Michele Bergerac: Absolutely, and I also think that it goes with the kind of shoes we’re selling, you know, I don’t think that, I think two things, one is a lot [of] our customers moved a little older a few years ago so we’re not really selling to 14-year olds anymore that have to come in with their mom and buy a big bag the day before school starts. I think we have a lot more high school and college gals that first of all, they’re proud of shopping all year and second of all, they like to go see what is going on and then maybe go shopping after school starts. And if you look at something like a ballet slipper, it’s as valid climate-wise in September as it is in August, so we’re definitely seeing a lot of that movement in terms of back to school labels spreading into September.

RJ Hottovy: And then lastly, when you talk about being more conservative with the inventory and chasing good business, I was wondering if there was anything more specific out there that you could tell us what kind of systems you might have in place or, you know, just a little more detail as to how you are going to be conservative about that.

Peter Edison: Yeah RJ, it’s really nothing more simply than we planned spring to be a plus five comp. We thought that was actually conservative given the number of good quarters we’ve had in a row. It turned out not to be at all. Historically, before that we’ve often planned down a couple of points or flat going into a season and you know getting an increase despite that lower plan. And that’s what we have reverted to for this fall, is planning down a couple of points knowing that you can capture a nice comp increase by simply reacting and chasing and flying more shoes and doing the things that you need to do. It’s a more cautious approach and we felt that that was appropriate given what happened in spring.

RJ Hottovy: That’s it for me. Thank you.

Peter Edison: Thanks.

Operator: And we’ll take our next question from Chris Pauli with the Crown Advisors.

Peter Edison: Hi there, Chris.

Chris Pauli: Good morning. I have three questions, one for each of you. First for Michele; I noticed on my day off, Monday Labor Day, that the Tyra Banks Show, she had a handful of supermodel guests and they were all wearing boots. Has the season changed, extended, started earlier? Are you seeing any changes in the boot fashion trends?

Michele Bergerac: I think a couple of things. One is not so much where we live, which is St. Louis, but in some of the more fashion-forward cities like New York for example, gals wore boots all summer this year, which was a very interesting phenomenon in 100 degree weather. But yeah, that’s very perceptive of you, they did wear boots all summer, the level of the sales of course is very small compared to our summer category but we had boot increases all summer which was interesting. And we think it’s probably premature to make this statement but we believe right now and from the kind of boots we’re selling that the season may well creep nicely into February and March again which always makes for a nice first quarter.

Chris Pauli: And do you see it any stronger right now in the early fall or is it normal?

Michele Bergerac: It’s a little bit stronger. I say that cautiously because we’re up against such a huge fourth quarter but right now the signs are really very tantalizing.

Chris Pauli: Okay. Thank you. Larry, one for you, you mentioned what the stock expenses were for the six months and this quarter, had you been doing it last year so we can have an apples-to-apples comparison.

Larry Spanley: If you want to ask Peter the question, Chris, I can give you the answer on the proforma last year.

Peter Edison: He means ask me my question, not that one. He’s going to look it up while you’re talking.

Chris Pauli: Okay, while he’s looking that up; one for you Peter. We noticed on 8/28 that you sold some stock under your 10B5-1 plan at 9.5; can you tell us where you stand on that plan and if you’re nearing the end or complete, what your thoughts are about renewing it, putting another one in place or becoming active at these levels.

Peter Edison: Yeah, that was the last sale from the 10B5-1 plan that I put in place last August, it was sort of a preset plan out of my hands, completely managed by an investment firm and so that concludes [and] I did not renew the plan and currently have no plans to do so.

Chris Pauli: Thank you.

Larry Spanley: Chris, it looks like it was about $0.04 to $0.05 a share.

Chris Pauli: For the quarter?

Larry Spanley: [On a basic earnings per share basis] it was three for the quarter and [...] five for the six months.

Chris Pauli: Okay. Thank you very much.

Operator: And as a reminder, if you would like to ask a question today, it is star, one. Again that is star, one.

We’ll take our next question from Kelly Duval at BB&T Capital Markets.

Dave Turner: Actually, it’s Dave Turner, how are you? Good morning everyone.

Peter Edison: Good morning, Dave.

Dave Turner: Seems like there is a lot of apparel ambiguity, or I should say there is a lot ambiguity on the apparel cycle with your core consumer and I was wondering if the turn in the business, post you know, once we’ve got more firmly into back to school, was that driven by an adoption of a certain apparel look or is this truly just more you guys getting the fashion right on the footwear side or both – what was, if there was one trend, was it more apparel or was it more, you know, your execution?

Michele Bergerac: Okay, I think a couple of things. I would have to go back and repeat the open issue. You know, when you’re up against more than half your business in open shoes and they just want to wear their old ones. That’s an issue, so we’ve got to put that at the top of the list. Second of all, there is a huge 80’s trend going on right now in apparel; I really don’t think the gals know that’s what they’re doing but they’re wearing leggings, they’re wearing sweaters, most of you on this call saw Flashdance, you know exactly how the girl dressed. They don’t know they’re repeating it, it’s new to them and when you wear a tight legging like that there’s a number of shoes that we have very big inventory on that look terrific with it. One is the ballerina flat, another that we haven’t talked about at all that’s a hugely successful part of our business right now, is platform heel. Huge, huge, huge, huge, huge and so a girl that wants to go out and feels good about how she looks is going to wear a legging with platform heels. When accessories have items to latch onto that is always good for us which I mentioned before. So, I think that the 80’s trend has helped us with the fashion and I also think that some of this is cyclical. You know, every time she goes to sleep on it or lets us know for a couple of months she doesn’t like what we presented, she kind of comes back hard and I think we’ve got a lot right, right now in the closed footwear that we can ride on for the fall.

Dave Turner: Okay, that helps. Was wondering how broad from a geographic standpoint the strength in boots was, I guest it’s fairly easy, easier to understand strength in New York and the fashion markets but is it doing well in the mid-west and other, I guess, slower regions.

Michele Bergerac: Yes.

Dave Turner: As well, so it’s...

Michele Bergerac: Mmm hmm.

Dave Turner: Okay and then on the non-footwear piece, given the strength there, are there any plans to ramp up that percentage of the mix or, because I think there was a pretty big, I don’t know it off the top of my head, but it seemed like there was a big ramp last year as well or you know, is it more working, what is...

Michele Bergerac: Do you mean accessories?

Dave Turner: Correct, yeah. Or maybe either -- I said

Michele Bergerac: Okay, sure. Well, first of all we continue to plan continue aggressively in our handbag business and that’s been good for a long time and I’m sorry I neglected to mention that before. So yes, we are ramping that up yet again for holiday. Second of all, yes the answer on the accessory question. Whenever we see an item like this show itself we do go ahead and layer that on top of what – you know we have a core jewelery business that goes up and down; a core sunglass business some seasons sunglasses are hot and some they are not so we have other things that we do all the time, but right now yes, there are some very exciting items to supplement one is the headbands, one is the belts. We also have a really very nice special occasion handbag business that supplements all our prom and homecoming shoes that are very strong this season.

Dave Turner: And I guess, how does the AUR on the accessory side compare with like an overall AUR or maybe just versus the AUR on the footwear side? Is that a positive on the pricing? I mean obviously, it is going to have favorable margin impact but what does it do for the dollar volume?

Michele Bergerac: Well, we’re high; I compare accessories to accessories and so we have, over the last couple of years, worked to raise our jewellery retails, raise our belt retails, raise our handbag retails and so we are higher accessories against accessories.

Dave Turner: Okay, thank you.

Peter Edison: Thanks Dave.

Operator: I would now like to turn the conference back over to Peter Edison for any additional or closing remarks.

Peter Edison: Thank you, Cindy. Thanks everyone for your participation and support. We look forward to speaking with you again when we report third quarter results in December, if not sooner.

Operator: And that does conclude today’s conference. You may disconnect at this time.